Exhibit 10.7

HENRY FORD HEALTH SYSTEM

Exclusive License Agreement

This license agreement (“Agreement”) is made effective as of the 28th day of December (“Effective Date”), by and between Henry Ford Health System, a Michigan nonprofit corporation, having its statewide administrative offices at One Ford Place, 4B, Detroit, Michigan 48202-3450, (“HFHS”), and MateraCor, Inc., a Delaware corporation, having a principal place of business at 30965 La Brise, Laguna Niguel, CA 92677 (“Licensee”).

BACKGROUND

A. A portfolio of inventions for the treatment of heart failure invented by Dr. Hani Sabbah, et al (“Invention”) and claimed in Patent Rights as defined below.

B. The Licensee wishes to obtain rights from HFHS for the commercial development of the Invention, in accordance with the terms and conditions set forth herein and HFHS is willing to grant those rights so that the Invention may be developed and the benefits enjoyed by the general public.

C. The scope of such rights granted by HFHS is intended to extend to the scope of the patents and patent applications in Patent Rights, but only to the extent that HFHS has proprietary rights in and to the Valid Claims of such Patent Rights.

D. Both parties recognize and agree that Earned Royalties are due under this Agreement with respect to products, services and methods and that such royalties will be paid. with respect to both pending patent applications and issued patents, in accordance with the terms and conditions set forth herein.

The parties agree as follows:

1. DEFINITIONS — As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Affiliate” of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee. “Control” means (i) having the actual, present capacity to elect a majority of the directors of such affiliate; (ii) having the power to direct at least forty percent (40%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2 “Combination Product” means a combined Product that contains or uses a Licensed Product or Licensed Method and at least one other Product that is not a Licensed Product or Licensed Method, where the market price of such combined Product is higher than the market price for the Licensed Product or Licensed Method.

1.3 “Earned Royalty” shall have the meaning given in Paragraph 5.1.

1.4 “Field of Use” means all cardiac applications.

1.5 “First Commercial Sale” shall mean the first Sale for which payment has been invoiced in any particular country after receipt of any necessary regulatory approval in that country.

1.6 “Joint Venture” means any separate entity established pursuant to an agreement between a third party and the Licensee and/or Sublicensee to constitute a vehicle for a joint venture, in which the separate entity manufactures, uses, purchases, Sells or acquires Licensed Products or Licensed Methods from the Licensee or Sublicensee.

I.7 “Licensed Method” means any process, art or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights. Such infringement, contributory infringement or inducement to infringement will be determined on a country-by-country basis. With respect to patent applications in a country, such infringement, contributory infringement or inducement to infringement will be determined as if a patent based on such patent application were issued at the time of the infringing activity in that country.

1.8 “Licensed Product” means any Product, including, without limitation, a Product for use or used in practicing a Licensed Method and any Product made by practicing a Licensed Method, the manufacture, use, Sale, offer for Sale or import of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights. Such infringement, contributory infringement or inducement to infringement will be determined on a country-by- country basis. With respect to patent applications in a country, such infringement, contributory infringement or inducement to infringement will be determined as if a patent based on such patent application were issued at the time of the infringing activity in that country. Any practice of the Licensed Method is included within Licensed Product.

1.9 “Net Invoice Price” means the gross invoice price charged for a Licensed Product or Licensed Method, less (i) an allowance for those accounts deemed uncollectible (in accordance with industry standards and U.S. GAAP), and (ii) the following items:

1.9.1	Allowances actually granted to customers for rejections, returns and prompt payment and volume discounts; Freight, transport packing and insurance charges associated with transportation; Taxes, including Deductible Value Added Tax, tariffs or import/export duties based on Sales when included in the gross invoice price. “Deductible Value Added Tax” means value added tax only to the extent that such value added tax is actually incurred and is not reimbursable, refundable or creditable under the tax authority of any country; Discounts and rebates that are part of a formulary program and are paid or credited to customers, third-party payers, healthcare systems, or administrators for a Licensed Product or Licensed Method when included in such formulary program; and Rebates and discounts paid or credited pursuant to applicable law.

1.10 “Net Sales” means:

1.10.1	The Net Invoice Price, except for any Relationship- Influenced Sale of a Licensed Product or Licensed Method in which case Net Sales shall be based on the Net Invoice Price at which the Relationship-Influenced Sale Purchaser resells such Licensed Product or Licensed Method.

1.10.2	In the event that a Licensed Product or Licensed Method is Sold as part of a Combination Product, the Net Sales from the Combination Product, for the purposes of determining Earned Royalties, shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B) where A is the average sale price of Licensed Product or Licensed Method when Sold separately and B is the average sale price of the other Product(s) Sold separately. In the event that such average sale price cannot be determined for both the Licensed Product or Licensed Method and other Product(s) in the Combination Product, Net Sales for purposes of determining Earned Royalties shall be calculated by multiplying the Net Sales of the Combination Products by the fraction C/(C+D) where C is Licensee’s cost of goods for the Licensed Product or Licensed Method and D is Licensee’s cost of goods of the other Product(s), determined in accordance with U.S. GAAP.

1.11 “New Developments” means new inventions made by HFHS.

1.12 “Patent Rights” means the Valid Claims of, to the extent assigned to or otherwise obtained by HFHS, the United States patents and patent applications and their foreign equivalents listed in Appendix A.

Patent Rights shall further include advancements, improvements and expanded claims to this Invention and the Valid Claims of, to the extent assigned to or otherwise obtained by HFHS, any reissues, extensions, substitutions, continuations, divisions, continuation-in-part applications and the corresponding foreign patents and patent applications. This definition of Patent Rights excludes any rights in and to New Developments.

Prior to filing a patent application in any country that names as an inventor Dr. Hani Sabbah or other employee of HFHS, Licensee shall provide HFHS with written notice of the intention to file and a review copy of the proposed patent application. HFHS shall have no less than fifteen (15) days to review any such application and provide comments to Licensee, which Licensee shall review and consider in good faith.

1.13 “Product” means any kit, article of manufacture, composition of matter, material, compound, component or product.

1.14 “Related Party” means a corporation, firm or other entity with which, or individual with whom, the Licensee and/or any Sublicensee (or any of their respective stockholders, subsidiaries, Joint Ventures or Affiliates) have any agreement, understanding or arrangement (for example, but not by way of limitation, an option to purchase stock or other equity interest, or an arrangement involving a division of revenue, profits, discounts, rebates or allowances) unrelated to the Sale of the Licensed Products and/or Licensed Methods without which such other agreement, understanding or arrangement, the amounts, if any, charged by the Licensee or any Sublicensee to such entity or individual for the Licensed Product and/or Licensed Method, would be higher than the Net Invoice Price actually received, or if such agreement, understanding or arrangement results in the Licensee or any Sublicensee extending to such entity or individual lower prices for such Licensed Product and/or Licensed Method than those charged to others without such agreement, understanding or arrangement buying similar Products, methods or services in similar quantities.

1.15 “Relationship-Influenced Sale” means a Sale of a Licensed Product or Licensed Method between the Licensee and/or any Sublicensee and (i) an Affiliate; (ii) a Joint Venture; (iii) a Related Party or (iv) the Licensee and/or a Sublicensee.

1.16 “Relationship-Influenced Sale Purchaser” means the purchaser of Licensed Product or Licensed Method in a Relationship-Influenced Sale.

1.17 “Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration. Correspondingly, “Sell” means to make or cause to be made a Sale and “Sold” means to have made or caused to be made a Sale.

1.18 “Sublicensee” means any person or entity (including any Affiliate or Joint Venture) to which any of the license rights granted to the Licensee hereunder are sublicensed.

1.19 “Valid Claim” means a claim of a patent or patent application in any country that (i) has not expired or been abandoned; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken; provided that if a claim of a pending patent application is continuously pending in the U.S. for more than seven (7) years, then such pending claim shall only be a Valid Claim for the purposes of this Agreement from and after such time as such claim issues. A valid claim in a pending application includes any and all amendments made to the claim.

2. GRANT

2.1 Subject to the limitations and other terms and conditions set forth in this Agreement, HFHS grants to the Licensee an exclusive license under its rights in and to Patent Rights to make, have made, use, Sell, offer for Sale and import Licensed Products and to practice or have practiced Licensed Methods, in the United States and in other countries where HFHS may lawfully grant such licenses in the Field of Use.

2.2 HFHS also grants to the Licensee the right to sublicense to third parties (including to Affiliates and Joint Ventures) the rights granted to the Licensee under this Agreement through multiple tiers of sublicensees, provided that the economic return to HFHS from Sales by such sublicensees is equivalent to what it would have been had the Sales been by Licensee. Licensee will notify HFHS of each sublicense granted hereunder and will provide HFHS with a complete copy of each written sublicense agreement and each amendment to such sublicense within thirty (30) days of issuance of such sublicense or such amendment. The Licensee will collect from Sublicensees and pay to HFHS all fees, payments, royalties and the cash equivalent of any consideration due HFHS.

3. PAYMENT TERMS

3.1 Earned Royalties are payable on Licensed Products and Licensed Methods covered by pending patent applications and/or issued patents. Earned Royalties will accrue in each country for the duration of Patent Rights in that country when Licensed Products and/or Licensed Methods are invoiced, or if not invoiced, when delivered by the Licensee or Sublicensee in a manner constituting a Net Sale.

3.2 The Licensee will pay all Earned Royalties to HFHS quarterly on or before February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 30) of each calendar year. Each payment will be for Earned Royalties and other consideration which has accrued within the Licensee’s most recently completed calendar quarter.

3.3 Consideration due HFHS will be payable and will be made in United States dollars by check payable to HFHS or by wire transfer to an account designated by HFHS.

3.4 Notwithstanding the provisions of Article 24 (Force Majeure) if at any time legal restrictions prevent the prompt remittance of Earned Royalties or other consideration owed to HFHS by the Licensee with respect to any country where a sublicense is issued or a Licensed Product or Licensed Method is Sold, then the Licensee shall convert the amount owed to HFHS into United States dollars and will pay HFHS directly from another source of funds in order to remit the entire amount owed to HFHS.

3.5 In the event that any patent or claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation in that country to pay royalties based on that patent or claim or any claim indistinct therefrom will cease as of the date of final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before such final decision, unless said court of competent jurisdiction makes a legally binding decision otherwise.

3.6 No Earned Royalties will be collected or paid hereunder to HFHS on Licensed Products or Licensed Methods Sold to the United States Government as provided for in any license to or agreement with the United States Government. The Licensee and its Sublicensees will reduce the amount charged for Licensed Products or Licensed Methods Sold to the United States Government by an amount equal to the Earned Royalty for such Licensed Products or Licensed Methods otherwise due HFHS . Such reduction in Earned Royalties will be in addition to any other reductions in price required by the United States Government.

3.7 In the event that royalties, fees, reimbursements for Patent Prosecution Costs or other monies owed to HFHS are not received by HFHS when due, the Licensee will pay to HFHS interest at a rate of ten percent (10%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by HFHS. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of HFHS due to such late payment.

4. LICENSE FEES

4.1 The Licensee shall pay to HFHS a license issue fee of thirty-five thousand dollars ($35,000) payable within thirty (30) days of execution of this Agreement.

4.2 Within thirty (300) days of the Effective Date, the Licensee shall reimburse HFHS $36,000 for legal fees and expenses incurred in relation to the assignment of the assets of LoneStar Heart, Inc./Cardiopolymers, Inc. for the benefit of creditors, and legal fees and expenses incurred in relation to efforts to preserve patent rights and further prosecute patent rights, the bills for which have been received by the date of computation of the above-specified sum. Licensee also shall pay any additional legal fees and expenses to preserve and/or prosecute patent rights that may have been accrued, or that accrue in the future. Licensee shall pay all future patent prosecution duties and costs after the date of this Agreement. The above fees are not creditable against any other payments required to be paid under the terms of this Agreement.

4.3 The Licensee shall pay to HFHS a license maintenance fee of twenty- five thousand dollars ($25,000) beginning on the one (1) year anniversary of the Effective Date and continuing annually thereafter on each anniversary of the Effective Date. The license maintenance fee is no longer due once the Licensee begins paying an Earned Royalty to HFHS on the Net Sales.

5. EARNED ROYALTIES

5.1 The Licensee will also pay to HFHS an earned royalty of one percent (1.0%) of the Net Sales of Licensed Product or Licensed Method by the Licensee or any Affiliate or Joint Venture (“Earned Royalty”).

5.2 In the event the Licensee is obligated to license patent rights owned by an unaffiliated third party or parties in addition to the licenses obtained from HFHS in order to practice Licensed Methods and to make, use or Sell Licensed Products, and the Licensee is required to pay a royalty to both HFHS and the unaffiliated third party under that separate license agreement and the combined Earned Royalty due HFHS and the unaffiliated third party(s) exceeds nine percent (9%), then the Earned Royalties to be paid to HFHS under this Agreement by Licensee shall be reduced by an amount equal to the excess over nine percent (9%) of the combined royalty rate(s) due under any such separate license agreements on a going-forward basis, multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of unaffiliated third parties entitled to royalty payments in connection with the Licensed Product and/or Licensed Method. However, in no event shall the amount paid to HFHS be reduced below three-quarters of a percent (0.75%).

6. DUE DILIGENCE AND MILESTONE PAYMENTS

6.1 Licensee shall use its best efforts to effect introduction of Licensed Technology into the commercial market as soon as possible. Thereafter, until the termination of this Agreement, Licensee shall keep Licensed Technology reasonably available to the public and actively promoted in commerce.

6.2 Licensee will deliver to HFHS written reports on Licensee’s progress towards achieving such Diligence Milestones at the end of each Fiscal Quarter in sufficient detail to enable HFHS to determine whether Licensee is making sufficient and reasonable progress towards the Diligence Milestones. Licensee agrees to promptly provide HFHS with any additional information HFHS may request from time to time following HFHS’ receipt of a written report.

6.3 Licensee’s failure to achieve the Diligence Milestones in accordance with the timeframes and associated terms and conditions set forth in Section 6.4 shall be grounds for HFHS to terminate this Agreement pursuant to Section 11.

6.4 With respect to the Licensed Product or Licensed Method, the Licensee will pay to HFHS the following non-refundable, non-creditable amounts upon attainment of the milestones set forth below:

6.4.1	Two-hundred thousand dollars ($200,000) upon approval of first IND, IDE, or equivalent with the U.S. FDA; and

6.4.2	Five-hundred thousand dollars ($500,000) upon grant of first U.S. regulatory market approval; and

6.4.3	One-hundred-twenty-five thousand dollars ($125,000) upon approval of second IND, IDE, or equivalent with the U.S. FDA; and

6.4.4	Two-hundred-fifty thousand dollars ($250,000) upon grant of second U.S. regulatory market approval.

6.5 For the avoidance of doubt, each of the payments set forth in Paragraphs 6.1 through 6.4 will be payable only once under this Agreement. Furthermore, each such milestone payment will be payable regardless of whether the applicable milestone event has been achieved by the Licensee or any Affiliate, Joint Venture or Sublicensee.

6.6 All milestone payments are due to HFHS within ninety (90) days of the occurrence of the applicable milestone event.

7. DEVELOPMENT AND COMMERCIALIZATION

7.1 The Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and Sale of Licensed Products and Licensed Methods and will diligently market the same in quantities sufficient to meet the market demands. The Licensee will obtain all necessary governmental approvals in each country where Licensed Products and Licensed Methods are manufactured, used, Sold, offered for Sale or imported.

8. ROYALTY REPORTS

8.1 Beginning on June 30, 2022 and annually thereafter until the First Commercial Sale of a Licensed Product or Licensed Method occurs, the Licensee will submit to HFHS a written progress report covering the Licensee’s activities related to the development of all Licensed Products and Licensed Methods, the obtaining of the governmental approvals necessary for marketing and the activities.

8.2 The Licensee will report to HFHS the date of First Commercial Sale of a Licensed Product or Licensed Method.

8.3 Beginning with the First Commercial Sale of a Licensed Product or Licensed Method, the Licensee will make quarterly royalty reports to HFHS on or before each February 28 (for the quarter ending December 31), May 31 (for the quarter ending March 31), August 31 (for the quarter ending June 30) and November 30 (for the quarter ending September 30) of each year. Each royalty report will cover Licensee’s most recently completed calendar quarter and will show:

8.3.1	the gross invoice prices and Net Sales of Licensed Products or Licensed Methods Sold (itemizing the applicable gross proceeds and any deductions therefrom);

8.3.2	the quantity of each type of Licensed Product or Licensed Method Sold;

8.3.3	the Earned Royalties, in United States dollars, payable with respect to Net Sales;

8.3.4	the method used to calculate the Earned Royalty, specifying all deductions taken and the dollar amount of each such deduction;

8.3.5	the exchange rates used, if any; and

8.3.6	any other information reasonably necessary to confirm Licensee’s calculation of its financial obligations hereunder.

8.4 If no Sales of Licensed Products or Licensed Methods have been made during any reporting period, then a statement to this effect must be provided by the Licensee in the immediately subsequent royalty report.

9. BOOKS AND RECORDS

9.1 Licensee shall keep, and shall cause its Affiliates and Permitted Sublicensees to keep, complete and accurate records pertaining to the Disposition of Licensed Products and Licensed Methods in sufficient detail to permit HFHS to confirm the accuracy of royalty payments due hereunder. Such records shall be kept for no less than three (3) years following the end of the Fiscal Quarter to which they pertain. HFHS may cause an independent, certified public accountant reasonably acceptable to Licensee to audit such records to confirm Net Sales, royalties and other payments for a period covering not more than three (3) years following the Fiscal Quarter to which they pertain. Such audits may be exercised during normal business hours upon reasonable prior written notice to Licensee. The Parties shall make prompt adjustments to reflect the results of such audit. HFHS shall bear the full cost of such audit unless such audit discloses an underpayment by Licensee of more than five percent (5%) of the amount of royalties or other payments due under this Agreement for any applicable Fiscal Quarter, in which case, Licensee shall bear the cost of such audit. In any event, Licensee shall promptly remit to HFHS the amount of any underpayment. Any overpayment by Licensee revealed by an audit shall be credited against future payments owed by Licensee to HFHS (and if no further payments are due, shall be refunded by HFHS at the request of Licensee). In the event of a dispute with respect to any audit under this Section 9, Licensee and HFHS shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other person or entity as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than ten (10) days after such decision and in accordance with such decision, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 3.2 or HFHS shall reimburse the excess payments, as applicable.

10. LIFE OF THE AGREEMENT

10.1 Unless otherwise terminated by operation of law, or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of the last of the Patent Rights licensed hereunder.

10.2 Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles, or in any Article which under its terms or by reasonable implication may be performed after termination or expiration of this Agreement:

Article 1	Definitions
Paragraph 3.7	Late Payments
Article 4	License Fees
Article 5	Earned Royalties
Article 9	Books and Records
Article 10	Life of the Agreement
Article 12	Disposition of Licensed Products and Licensed Methods upon Termination or Expiration
Article 13	Use of Names and Trademarks
Article 14	No Warranty and Limitation of Liability
Article 15	Patent Prosecution and Maintenance
Article 18	Indemnification and Insurance
Article 19	Notices
Article 21	Waiver
Article 23	Governing Laws; Venue
Article 26	Confidentiality
Article 27	Miscellaneous
Article 28	Taxes
Article 29	Electronic Disposition
Article 30	No Contest of Proprietary Rights

10.3 The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties or other payments owed to HFHS at the time of such termination or expiration and will not impair any accrued right of HFHS, including the right to receive Earned Royalties in accordance with Articles 5 (Earned Royalties) and 12 (Disposition of Licensed Products and Licensed Methods Upon Termination or Expiration).

11. TERMINATION BY LICENSOR OR LICENSEE

11.1 Termination by HFHS. If the Licensee fails to perform or violates any term of this Agreement, then HFHS may give written notice of such default (“Notice of Default”) to the Licensee. If the Licensee fails to repair such default within sixty (60) days after the date of such notice, then HFHS will have the right to immediately terminate this Agreement and its licenses by providing a written notice of termination (“Notice of Termination”) to the Licensee.

11.2 Termination by Licensee. Licensee has the ability to terminate this License by a written Notice sent on a date subsequent to the third anniversary of Effective Date, providing ninety (90) days’ notice of termination.

12. DISPOSITION OF LICENSED PRODUCTS AND LICENSED METHODS UPON TERMINATION OR EXPIRATION

12.1 Upon termination (but not expiration) of this Agreement, within a period of one hundred and twenty (120) days after the date of termination, the Licensee is entitled to dispose of all previously made or partially made Licensed Product or Licensed Method, but no more, provided that the Sale or use of such Licensed Product or Licensed Method are made within one (1) year after the date of termination subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of Earned Royalties and any other payments therefore required under this Agreement. The Licensee may not otherwise make, Sell, offer for Sale or import Licensed Products or practice the Licensed Method after the date of termination.

12.2 If applicable Patent Rights exist at the time of any making, Sale, offer for Sale, or import of a Licensed Product or Licensed Method or the time of any Sale or offer for Sale, then Earned Royalties shall be paid at the times provided herein and royalty reports shall be rendered in connection therewith, notwithstanding the absence of applicable Patent Rights with respect to such Licensed Product or Licensed Method at any later time. Any fees or other payments owed to HFHS at the time of expiration not based on the Sales of a Licensed Product or Licensed Method will be paid to HFHS at the time such fee or other payment would have been due had this Agreement not expired.

13. USE OF NAMES AND TRADEMARKS

Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). Without either party’s consent, the Licensee may only list HFHS name as a licensor of technology and HFHS may only list Licensee’s name as a licensee of technology from HFHS.

14. NO WARRANTY AND LIMITATION OF LIABILITY

14.1 PATENT RIGHTS WERE PREVIOUSLY LICENSED TO SYMPHONY MEDICAL, INC. HFHS SENT NOTICE OF TERMINATION TO CARDIOPOLYMERS (WHICH HAD MADE AN ASSIGNMENT FOR THE BENEFIT OF CREDITORS), LLC AND LONESTAR (WHICH HAD MADE AN ASSIGNMENT FOR THE BENEFIT OF CREDITORS), LLC (AS SUCCESSORS TO THE THEN-CURRENT LICENSEE), AFTER THAT ENTITY HAD MADE AN ASSIGNMENT FOR THE BENEFIT OF CREDITORS FOR THE REASON THAT ASSIGNOR HAD BECOME INSOLVENT AND APPOINTED ASSIGNEE TO LIQUIDATE THE ASSETS OF ASSIGNOR. HFHS DOES NOT REPRESENT THAT ANY FORMER LICENSEE OR AN ASSIGNEE WILL NOT MAKE A CLAIM AS TO RIGHTS IN PATENT RIGHTS.

14.2 ALL PATENT RIGHTS, INTELLECTUAL PROPERTY, INFORMATION, MATERIALS, SERVICES OR OTHER PROPERTY OR RIGHTS, LICENSED OR PROVIDED OR GENERATED BY HFHS PURSUANT TO THIS AGREEMENT (“DELIVERABLES”) ARE PROVIDED ON AN “AS IS” BASIS. HFHS MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, OR MERCHANTABILITY, EXCLUSIVITY OR RESULTS OBTAINED FROM USE. HFHS MAKES NO WARRANTY OF ANY KIND WITH RESPECT TO FREEDOM FROM PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT OR THEFT OF TRADE SECRETS AND DOES NOT ASSUME ANY LIABILITY HEREUNDER FOR ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT ARISING THEREFROM. THE PARTIES AGREE THAT THEY WILL NOT MAKE ANY WARRANTY ON BEHALF OF THE OTHER PARTY, EXPRESSED OR IMPLIED, TO ANY ENTITY REGARDING PATENT RIGHTS, INCLUDING BUT NOT LIMITED TO CONCERNING THE APPLICATION OF OR THE RESULTS TO BE OBTAINED DURING PERFORMANCE OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, EXEMPLARY, INCIDENTIAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, INABILITY TO USE PATENT RIGHTS OR ANY APPLICATIONS AND DERIVATIVES THEREOF, REVENUE, AND BUSINESS), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STATUTE, EQUITY, PRODUCT LIABILITY, BREACH, OR OTHERWISE ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

14.3 FOR THE AVOIDANCE OF DOUBT, THIS AGREEMENT DOES NOT:

14.3.1	EXPRESS OR IMPLY A WARRANTY OR REPRESENTATION AS TO THE VALIDITY, ENFORCEABILITY, OR SCOPE OF ANY PATENT RIGHTS; OR

14.3.2	EXPRESS OR IMPLY A WARRANTY OR REPRESENTATION THAT ANYTHING MADE, USED, SOLD, OFFERED FOR SALE OR IMPORTED UNDER ANY LICENSE GRANTED IN THIS AGREEMENT IS OR WILL BE FREE FROM INFRINGEMENT OF PATENTS, COPYRIGHTS, OR OTHER RIGHTS OF THIRD PARTIES; OR

14.3.3	OBLIGATE HFHS TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR PATENT INFRINGEMENT; OR

14.3.4

CONFER BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS UNDER ANY PATENTS OR PATENT APPLICATIONS OR OTHER RIGHTS OF HFHS OTHER THAN PATENT RIGHTS, REGARDLESS OF WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO PATENT RIGHTS.

15. PATENT PROSECUTION AND MAINTENANCE

Licensee will diligently prosecute and maintain the United States and foreign patents comprising the Patent Rights using counsel of its choice and bear the costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement (“Patent Prosecution Costs”). The Licensee shall use reasonable efforts to amend any patent application to include claims reasonably requested by the other Party to protect the Products contemplated to be Sold, or the Licensed Method to be practiced, under this Agreement. Licensee shall pay the attorneys’ fees and other costs incurred if those efforts were incurred in the prosecution of the patents even if those efforts were incurred prior to the Effective Date but the bill therefor has not been included in the calculation of the amount to be paid pursuant to Section 4.2 above.

16. PATENT MARKING

The Licensee will mark all Licensed Products and Licensed Methods made, used or Sold under the terms of this Agreement or their containers in accordance with the applicable patent marking laws.

17. PATENT INFRINGEMENT

17.1 In the event that HFHS or the Licensee learns of infringement of potential commercial significance of any Patent Rights, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”).

17.2 During the term of this Agreement, the Licensee shall prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the Patent Rights. Any recovery of damages shall be considered Earned Royalties for all purposes hereunder. The Licensee shall indemnify and hold HFHS harmless against any costs, expenses or liability that may be found or assessed against HFHS in any such suit. HFHS shall provide reasonable assistance to Licensee to enforce the Patent Rights with respect to any infringement, including being a named party in a lawsuit to enforce the Patent Rights.

18. INDEMNIFICATION AND INSURANCE

18.1 The Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend HFHS and its officers, employees and agents, the sponsors of the research that led to Patent Rights and the inventors of the Patent Rights or any invention claimed in patents or patent applications under Patent Rights (including Licensed Products and Licensed Methods contemplated thereunder) and their employers against any and all claims, suits, losses, damage, costs, fees and expenses resulting from, or arising out of, the exercise of this license or any sublicense. This indemnification will include, but not be limited to, any product liability. If HFHS, in its reasonable judgement, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend HFHS in accordance with this Paragraph 18.1, then HFHS may retain counsel of its choice to represent it and the Licensee will pay all expenses for such representation.

18.2 During the term of this Agreement and for three (3) years following its termination or expiration, the Licensee, at its sole cost and expense, shall obtain and maintain general liability insurance coverage in an amount no less than $250,000 to insure it against liability arising from the Patent Rights and/or activities in connection with this License and to its indemnification obligations assumed under this Agreement; evidence of which shall be provided to HFHS following execution of this agreement and subsequently on annual renewal of its policies of insurance, and License shall provide prompt notice to HFHS of any cancellation in its coverage.

18.3 Upon the earlier occurrence of (i) clinical validation of the Licensed Products and/or Licensed Methods or (ii) the use, licensing or sublicensing of Licensed Products and Licensed Methods to diagnose or treat human beings, Licensee shall obtain and maintain appropriate coverage of commercial general liability, and product liability insurance in the amount of no less than Three Million Dollars ($3,000,000) per each occurrence/Five Million Dollars ($5,000,000) in the general aggregate to protect HFHS, its trustees, officers, employees, attorneys, and agents under the indemnification provided hereunder. HFHS, its trustees, officers, employees, attorneys, and agents shall be named as additional insureds on Licensee’s insurance policies and shall be provided appropriate certificates of insurance thereunder.

18.4 HFHS will promptly notify the Licensee in writing of any claim or suit brought against HFHS for which HFHS intends to invoke the provisions of this Article 18 (Indemnification and Insurance). The Licensee will keep HFHS informed of its defense of any claims pursuant to this Article 18 (Indemnification and Insurance).

18.5 HFHS may periodically evaluate the adequacy of the minimum coverage of insurance and deductible limits specified in this Section 18. HFHS reserves the right to require Licensee to adjust the insurance coverage by modifying the types of required coverages, the limits and/or financial rating and/or the method of financial rating of Licensee’s insurers as such changes are required of HFHS by its insurance carrier. HFHS shall provide Licensee with reasonable notice, contingent on HFHS receiving timely notice from its insurance carrier, of any proposed modification and, if so requested by Licensee, discuss any proposed modifications in good faith. Should any of the requirements of this Section 18 not be available in the insurance market at commercially reasonable rates or at all, the parties shall work together in good faith to achieve a commercially reasonable resolution thereof.

18.6 Each policy of insurance which Licensee is required to obtain hereunder shall (a) be with reputable and financially secure insurance carriers having at least an A rating (A rating or above by A. M. Best) and an A. M. Best Class Size of at least VIII, (b) list each of HFHS, its trustees, officers, employees, faculty, staff, students, agents and their respective successors, heirs and assigns as additional insured, (c) be endorsed to provide that the insurer waives all subrogation rights which the insurer otherwise has or could have against any additional insured, (d) be primary in respect of all additional insured, and (e) provide that the identified insurer will not cancel or fail to renew the identified insurance without giving HFHS at least 30 days’ prior written notice thereof.

18.7 Within thirty (30) days following the Effective Date, and thereafter, no later than the day on which any such policy of insurance is renewed or replaced, Licensee shall provide HFHS with a Certificate of Insurance from each such insurer which evidences compliance by Licensee with its obligations hereunder. Upon the from-time- to-time request of HFHS, Licensee shall provide HFHS with a copy of the policy, status of claims and claims history respecting any of the insurance required to be maintained by Licensee hereunder.

18.8 Licensee will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

19. NOTICES

19.1 Any notice or payment required to be given to either party under this Agreement will be in writing and will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:

19.1.1	on the date of delivery if delivered in person;

19.1.2	on the date of mailing if mailed by first-class certified mail, postage paid;

or

19.1.3	on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment.

In the case of Licensee:	MateraCor, Inc.
30965 La Brise
Laguna Niguel, CA. 92677

Attention: Chief Executive Officer

In the case of HFHS:	Henry Ford Health System Henry Ford Hospital, ER-7 2799 W. Grand Blvd.
Detroit MI. 48202-3450

Attention:

Lisa Prasad
Vice President & Chief Innovation Officer
Referring to: Exclusive License Agreement for stem cell products to treat heart failure, Inventor Hani Sabbah, Ph.D., et al.

Copy to:

Office of General Counsel
Henry Ford Health System
One Ford Place
Suite 4B
Detroit, MI 48202

20. ASSIGNABILITY

The Licensee may assign or transfer this Agreement, including by merger, operation of law, or otherwise, without HFHS’ prior written consent provided, however, that Licensee and such assignee or transferee agrees to be bound by the terms and conditions of this Agreement at the time of the assignment or transfer. This Agreement is binding upon and will inure to the benefit of HFHS, its successors and assigns.

21. WAIVER

No waiver by either party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default. No waiver will be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party.

22. FORCE MAJEURE

22.1 Except for the Licensee’s obligation to make any payments to HFHS hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

22.2 Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 22.1 for a period of one (I) year after the Force Majeure event.

23. GOVERNING LAWS; VENUE

23.1 THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

23.2 Any legal action brought by the parties hereto relating to this Agreement will be conducted in Wayne County, Michigan. Each party consents to the jurisdiction of the state and federal courts located in Wayne County, Michigan.

24. GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify HFHS if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

25. COMPLIANCE WITH LAWS

The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Licensed Products or practice of the Licensed Method. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and/or Licensed Methods and related technical data of either to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee shall manufacture Licensed Products and practice the Licensed Methods in compliance with applicable government importation laws and regulations of a particular country for Licensed Products or Licensed Methods made outside the particular country in which such Licensed Products and Licensed Methods are used or Sold.

26. CONFIDENTIALITY

26.1 The Licensee and HFHS will treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information and other proprietary information, including the negotiated terms of this Agreement and any progress reports and royalty reports (“Proprietary Information”) in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature from the date of disclosure until five (5) years after the termination or expiration of this Agreement.

26.2 The Licensee and HFHS may use and disclose Proprietary Information to their employees, agents, attorneys, consultants, contractors and, in the case of the Licensee, its Sublicensees, provided that such parties are bound by a like duty of confidentiality as that found in this Article 26 (Confidentiality). Notwithstanding anything to the contrary contained in this Agreement, HFHS may release this Agreement, including any terms contained herein and information regarding royalty payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by HFHS and attorneys and accountants who represent HFHS, upon their request. If such release is made, HFHS will request that such terms be kept in confidence in accordance with the provisions of this Article 26 (Confidentiality). In addition, notwithstanding anything to the contrary in this Agreement, if a third party inquires whether a license to Patent Rights is available or if legal proceedings are involved, then HFHS may disclose the existence of this Agreement and the extent of the grant in Article 2 (Grant) and related definitions to such third party, but will not disclose the name of the Licensee unless Licensee has already made such disclosure publicly.

26.3 All written Proprietary Information will be labeled or marked confidential or proprietary. If the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as confidential or proprietary by the disclosing party and delivered to the receiving party within thirty (30) days after the oral disclosure.

26.4 Nothing contained herein will in any way restrict or impair the right of the Licensee or HFHS to use or disclose any Proprietary Information:

26.4.1	that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;

26.4.2	that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient; and

26.4.3	that recipient can demonstrate by written records was lawfully obtained without restrictions on the recipient from sources independent of the disclosing party.

The Licensee or HFHS also may use or disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) to enforce a Party’s rights hereunder or (iii) by law, provided that the recipient uses reasonable efforts to give the party owning the Proprietary Information sufficient notice of such required disclosure to allow the party owning the Proprietary Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure.

26.5 Upon termination of this Agreement, the Licensee and HFHS will destroy or return any of the disclosing party’s Proprietary Information in its possession within fifteen (15) days following the termination of this Agreement. The Licensee and HFHS will provide each other, within thirty (30) days following termination, with written notice that such Proprietary Information has been returned or destroyed. Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

27. MISCELLANEOUS

27.1 The headings of the several paragraphs, articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

27.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

27.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

27.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. ·

27.5 In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.

27.6 No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than HFHS and the Licensee any rights, remedies or other benefits under, or by reason of, this Agreement.

27.7 Licensee agrees that HFHS shall have the right to audit the books and records of Licensee at any time, upon 3 days advance notice, to validate the calculation of amounts payable by Licensee to HFHS hereunder. In the event that the results of an audit reflect that Licensee has underpaid HFHS in the amount of $10,000 or more, then Licensee shall promptly pay HFHS the under payment amount, and Licensee shall reimburse HFHS for reasonable costs incurred in performing such audit.

27.8 In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

27.9 All prior agreements between the Parties are revoked and all obligations and claims arising from the prior agreements are extinguished and waived.

28. TAXES

Other than taxes imposed by the United States of America or the State of Michigan, or jurisdictions within such State, Licensee shall pay all taxes which may be assessed or levied on, or on account of, the Patent Rights licensed hereunder, Licensed Products or Licensed Methods made, used or Sold hereunder and all taxes levied on or on account of the amounts payable to, or for the account of, HFHS under this Agreement.

29. ELECTRONIC DISPOSITION OF DOCUMENT

The Parties agree that a printout of the scanned executed version of this document may serve as the original of this writing. The electronically stored copy of this Agreement is considered to be the true, complete, valid, authentic and enforceable record, admissible in judicial, administrative or arbitration proceedings to the same extent as if the documents and records were originally generated and maintained in printed form. The Parties agree to not contest the admissibility or enforceability of this electronically stored copy of such documents in any proceeding between the Parties.

30. NO CONTEST OF PROPRIETARY RIGHTS

Licensee shall not contest HFHS’s right to license Patent Rights based upon the prior license granted to Symphony Medical, Inc. or its successors.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original effective as of the latest date of signature below.

The undersigned verify, subject to the penalties of Section 750.423 of the Michigan Penal Code relating to perjury, that they have the authority to bind to this Agreement the Party on behalf of which they are executing below.

MATERACOR.		HENRY FORD HEALTH SYSTEM
BY:		BY:
Name:	Frank Ahmann	Name:	Lisa Prasad
Title:	President & CEO	Title:	Vice President & Chief Innovation Officer

APPENDIX A

List of Patents and Patent Applications

United States Patent US.9,782,258B2

Title: Intramyocardial patterning for global cardiac resizing and reshaping

US Patent Application Number: US11900005

Filing Date: 9/7/2007

US Publication Number: US9782258B2

US Related Applications: US60843475 Provisional Application, US20080065048 Prior Application

United States Patent US20160338831A1

Title: INTRAMYOCARDIAL PATTERNING FOR GLOBAL CARDIAC RESIZING AND RESHAPING

US Patent Application Number: US15161255

Filing Date: 5/22/2016

US Publication Number: US20160338831A1

US Related Applications: US11899962 Division, US60843475Provisional Application

United States Patent US.9,375,313B2

Title: Intramyocardial patterning for global cardiac resizing and reshaping

US Patent Application Number: US11899962

Filing Date: 9/7/2007

US Publication Number: US9375313B2

US Related Applications: US60843475 Provisional Application, US20080065046 Prior Application

United States Patent US20140330249A1

Title: Apparatus and Method for Controlled Depth of Injection into Myocardial Tissue

US Patent Application Number: US14333891

Filing Date: 7/17/2014

US Publication Number: US20140330249A1

US Related Applications: US12421541 Division, US61123661 Provisional Application

United States Patent US.8,801,665B2

Title: Apparatus and method for controlled depth of injection into myocardial tissue

US Patent Application Number: US12421541

Filing Date: 4/9/2009

US Publication Number: US8801665B2

US Related Applications: US61123661 Provisional Application, US20090259212Prior Application

United States Patent US.8,419,711B2

Title: Cardiac repair, resizing and reshaping using the venous system of the heart

US Patent Application Number: US12972186

Filing Date: 12/17/2010

US Publication Number: US8419711B2

US Related Applications: US12082368 Continuation, US60922930 Provisional Application, US60934042 Provisional Application, US60934109 Provisional Application, US60934111 Provisional Application, US20110087190 Prior Application

United States Patent US.7,875,017B2

Title: Cardiac repair, resizing and reshaping using the venous system of the heart US Patent Application Number: US12082368

Filing Date: 4/10/2008

US Publication Number: US7875017B2

US Related Applications: US60922930 Provisional Application, US60934042 Provisional Application, US60934109 Provisional Application, US60934111 Provisional Application, US20080269720 Prior Application

Patent WO2010028310A2

Title: APPARATUS AND METHOD FOR CAPSULE FORMATION IN TISSUE

US Patent Application Number: WOUS09056129 Filing Date: 9/4/2009

Publication Number: WO2010028310A2

Related Applications: JP5685190B2, CN104225763A, WO2010028310A2, WO2010028310A3, EP2331184B1, JP2014166585A, EP2331189B1, CN102202721A, AU2009289484A1, JP2012506718A, JP2014057889A, AU2009289479B2, JP5620384B2, CN102202721B, EP2331189A2, JP2015013198A, WO2010028305A2, EP2331189A4, WO2010028305A3, CN102202718A, EP2331184A2, CN104398315A, EP2331184A4. ES2617871T3, AU2009289484B2, CN102202718B, ES2569385T3, AU2009289479A1, JP5806726B2, US20120041393A1, US20110213400A1, JP2012501755A

United States Patent US.7,658,951B2

Title: Method of improving cardiac function of a diseased heart US Patent Application Number: US10700032

Filing Date: 11/3/2003

US Publication Number: US7658951B2

US Related Applications: WOUS0202959500 Continuation In Part, US60323351 Provisional Application, US20040180043 Prior Application

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